CONTACT: Bruce Zurlnick                   Cara O'Brien/Melissa Myron
         Senior Vice President and        Media Contact:  Stephanie Sampiere
         Chief Financial Officer          Financial Dynamics
         Finlay Enterprises, Inc.         (212) 850-5600
         (212) 808-2800

FOR IMMEDIATE RELEASE

        FINLAY ENTERPRISES REPORTS 3.3% INCREASE IN COMPARABLE DEPARTMENT
                          SALES FOR THE FOURTH QUARTER
                          - TOTAL SALES INCREASE 4.1% -

NEW YORK, NY, FEBRUARY 5, 2004 -- FINLAY ENTERPRISES, INC. (NASDAQ: FNLY) announced today that comparable department sales (departments open for the same months during the comparable period) for the fourth quarter ended January 31, 2004 increased 3.3%. Total sales for the fourth quarter were $403.7 million compared to $387.9 million in the comparable period of fiscal 2002, an increase of 4.1%.

The Company estimates earnings per diluted share will be at the high end of its previously announced range of $2.30 to $2.40 for the full fiscal year, as a result of better than expected sales in the month of January. These projections exclude non-cash charges for the write-down of goodwill resulting from store closings.

Comparable department sales for the fiscal year ended January 31, 2004 increased 2.3%. Total sales for fiscal 2003 increased 2.9% to $957.6 million compared to $930.7 million in fiscal 2002.

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine Jewelry Corporation, is one of the leading retailers of fine jewelry and the largest operator of leased fine jewelry departments in department stores throughout the United States. The number of locations at the end of fiscal 2003 totaled 972 compared with 1,011 at the end of fiscal 2002.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on Finlay's current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by Finlay or any other person that the events or circumstances described in such statement are material.

                                      # # #